EXHIBIT 10.4

EXECUTION VERSION

AMBAC ASSURANCE CORPORATION,

as Note Insurer

CAPITAL ONE AUTO FINANCE, INC.,

individually and as Servicer

CAPITAL ONE AUTO RECEIVABLES, LLC,

as Seller

CAPITAL ONE AUTO FINANCE TRUST 2007-A,

as Issuer

and

THE BANK OF NEW YORK

as Indenture Trustee

INSURANCE AGREEMENT

$1,500,000,000

Capital One Auto Finance Trust 2007-A

Asset Backed Notes, Series 2007-A

Class A-1 Notes, Class A-2 Notes,

Class A-3-A Notes, Class A-3-B Notes and Class A-4 Notes

Dated as of February 15, 2007

Section 6.08.	Headings	46
Section 6.09.	Trial by Jury Waived	46
Section 6.10.	Limited Liability	46
Section 6.11.	Entire Agreement	46
Section 6.12.	Limitation of Liability	46

INSURANCE AGREEMENT

This INSURANCE AGREEMENT (this “Insurance Agreement”) is dated as of February 15, 2007 by and among AMBAC ASSURANCE CORPORATION (the “Note Insurer”), CAPITAL ONE AUTO FINANCE, INC., in its individual capacity (“COAF”) and as the Servicer (the “Servicer”), CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller (the “Seller”), CAPITAL ONE AUTO FINANCE TRUST 2007-A, as Issuer (the “Issuer”) and THE BANK OF NEW YORK, not in its individual capacity but solely as indenture trustee (the “Indenture Trustee”).

WHEREAS, the Indenture Trustee is authenticating $1,500,000,000 principal amount of the Capital One Auto Finance Trust 2007-A, Asset Backed Notes, Series 2007-A, Class A-1 Notes, Class A-2 Notes, Class A-3-A Notes, Class A-3-B Notes and Class A-4 Notes, pursuant to an Indenture as more specifically defined below. The Notes will be secured by the Trust Estate as defined in the Indenture;

WHEREAS, the Issuer, Seller, COAF and Servicer have requested that the Note Insurer issue its Note Guaranty Insurance Policy (the “Note Policy”) to guarantee payment of Insured Payments (as defined in Note Policy) with respect to the Class A Notes, upon such terms and conditions as were mutually agreed upon by the parties and subject to the terms and conditions of the Note Policy and has asked the Note Insurer to issue an Interest Rate Swap Policy (the “Swap Policy”) and together with the Note Policy, the “Policies”) and the Note Insurer has agreed to insure certain amounts which may be due from the Owner Trustee on behalf of the Issuer to the Swap Counterparty under the Swap Agreement;

WHEREAS, the parties hereto desire to specify the conditions precedent to the issuance of the Policies by the Note Insurer, the indemnity and reimbursement to be provided by COAF and the Servicer in respect of amounts paid by the Note Insurer under the Policies and to provide for certain other matters;

WHEREAS, the Note Insurer shall be paid an insurance premium pursuant to the Transaction Documents, and the details of such premium are set forth herein; and

WHEREAS, each COAF Company (as defined below) has undertaken certain obligations in consideration for the Note Insurer’s issuance of the Policies;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I shall have the meanings provided herein for all purposes of this Insurance Agreement, unless the context clearly requires otherwise, in both singular and plural form, as appropriate. Unless the context clearly requires otherwise, all capitalized terms used herein and not otherwise defined in this Article I shall have the meanings assigned to them in the

Transaction Documents (as defined below). All words used herein shall be construed to be of such gender or number as the circumstances require. This “Insurance Agreement” shall mean this Insurance Agreement as a whole and as the same may, from time to time hereafter, be amended, supplemented or modified. The words “herein,” “hereby,” “hereof,” “hereto,” “hereinabove” and “hereinbelow,” and words of similar import, refer to this Insurance Agreement as a whole and not to any particular paragraph, clause or other subdivision hereof, unless otherwise specifically noted.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in the states of Delaware, California, Texas, Virginia or New York, or in the state in which the Corporate Trust Office of the Indenture Trustee is located, are authorized or obligated by law, executive order or government decree to be closed.

“Capital One Information” means the information included in the Prospectus, but excluding the Note Insurer Information and the Underwriter Information.

“Class A Notes” means the Capital One Auto Finance Trust 2007-A, Asset Backed Notes, Series 2007-A, designated as Class A-1 Notes, Class A-2 Notes, Class A-3-A Notes, Class A-3-B Notes and Class A-4 Notes issued in accordance with the provisions of the Indenture.

“COAF” means Capital One Auto Finance, Inc., a Texas corporation, and its successors and assigns.

“COAF Company” means each of the Servicer, COAF and the Seller.

“Commission” means the Securities and Exchange Commission.

“Cumulative Net Charge-Off Ratio” means, as of any Determination Date, the ratio of (i) the aggregate Principal Balance of Receivables that became Defaulted Receivables plus all the Cram Down Losses which occurred during the period from the Initial Cutoff Date through the end of the related Collection Period reduced by the amount of Liquidation Proceeds with respect to Defaulted Receivables received during such period which are applied to principal of the Defaulted Receivables to (ii) the sum of (A) the initial aggregate Principal Balance of the Initial Receivables plus (B) the initial aggregate Principal Balance of the Subsequent Receivables as of their respective Subsequent Cutoff Dates.

“Date of Issuance” means the date on which each Policy is issued as specified therein.

“Default” means any event which results, or which with the giving of notice or the lapse of time or both would result, in an Event of Default.

“Delinquency Ratio” means, as of a Determination Date, the ratio of (i) the aggregate Principal Balance of Receivables that were Delinquent Receivables at the end of the related Collection Period to (ii) the aggregate Principal Balance of all Receivables as of the first day of such related Collection Period.

“Delinquent Receivable” means any Receivable as to which the Obligor fails to pay for more than 60 days past the due date the portion of a scheduled payment necessary for such Receivable to be considered contractually current under the Servicer’s Customary Servicing Practices (excluding (i) any Receivable that has become a Defaulted Receivable and (ii) any Receivable as to which the Servicer has repossessed the related Financed Vehicle, from the date on which it is due and payable.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval system.

“Event of Default” means any event of default specified in Section 5.01 of this Insurance Agreement.

“Exchange Act Reports” means all Distribution Reports on Form 10-D, Current Reports on Form 8-K and Annual Reports on Form 10-K that are required to be filed by the Seller or the Issuer with respect to the Notes pursuant to the Exchange Act.

“Fee Letter” means the fee letter dated as of February 15, 2007, from the Note Insurer to the Owner Trustee, the Servicer, and the Indenture Trustee.

“Financial Statements” means, with respect to COFC, the balance sheets and the statements of income, retained earnings and cash flows for the 12-month period then ended and the notes thereto which have been provided to the Note Insurer.

“Fitch” means Fitch Ratings, and any successor thereto, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Fitch” shall be deemed to refer to any other nationally recognized rating agency designated by the Note Insurer.

“Indemnification Agreement” means that certain Indemnification Agreement dated as of February 6, 2007, by and among the Note Insurer, and J.P. Morgan Securities Inc. and Barclays Capital Inc. as Representatives of the several Underwriters (as defined therein).

“Indenture” means that certain Indenture dated as of February 15, 2007, between the Issuer and the Indenture Trustee.

“Insurance Agreement Event of Default” means any of the following:

(a) any failure (i) to observe or perform any covenant or obligation of the Owner Trustee, COAF, the Seller, the Issuer or the Servicer set forth herein, or in the Indenture, the Sale and Servicing Agreement or the Purchase Agreement which has not been cured within sixty (60) days (or such longer period not in excess of ninety (90) as may be reasonably necessary to remedy such failure; provided that (i) such failure is capable of remedy within ninety (90) days or less and (ii) the Note Insurer consents in its sole discretion to that longer period) from the date of receipt by the Owner Trustee, COAF, the Seller, the Issuer or the Servicer, as the case may be, of written notice from the Indenture Trustee or the Note Insurer of such breach or default and such breach or default could reasonably have a material adverse effect on the interests of the Note Insurer or the Noteholders (as determined in the Note Insurer’s sole discretion), or (ii) of any Person to deposit into the Collection Account or the Reserve Account all amounts required to be deposited therein by the required deposit date and such failure could reasonably have a material adverse effect on the interests of the Note Insurer or the Noteholders (as determined in the Note Insurer’s sole discretion) and such failure has continued for a period of at least five (5) Business Days (A) after notice is received by such Person from the Indenture Trustee or the Note Insurer or (B) after discovery of such failure by a responsible officer of such Person; provided, however, that no Insurance Agreement Event of Default will result from the breach by the Servicer of any covenant for which the repurchase of the affected Receivables is specified as the sole remedy pursuant to Section 3.6 of the Sale and Servicing Agreement and such repurchase takes place within the time frame required by Section 2.3 and Section 3.6 of the Sale and Servicing Agreement;

(b) any representation, warranty or statement of the Indenture Trustee, the Servicer, the Owner Trustee, COAF, the Issuer or the Seller (other than representations and warranties under Schedule I of the Sale and Servicing Agreement and Section 3.2 of the Purchase Agreement) contained herein or in the Indenture or in the Sale and Servicing Agreement, the Purchase Agreement or in any report, document or certificate delivered pursuant to the foregoing agreements shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within sixty (60) days (or such longer period not in excess of ninety (90) as may be reasonably necessary to remedy such failure; provided that (i) such failure is capable of remedy within ninety (90) days or less and (ii) the Note Insurer consents in its sole discretion to that longer period) after written notice thereof shall have been given to the Indenture Trustee and the defaulting party (if not the Indenture Trustee) by the Servicer, the Note Insurer, the Indenture Trustee or by Noteholders constituting Noteholder Approval, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured or waived by the Note Insurer and could reasonably have a material adverse affect on the interests of the Note Insurer or the Noteholders (as determined in the Note Insurer’s sole discretion);

(c) the cessation of a valid perfected first priority security interest in the Receivables or the Trust Accounts in favor of the Indenture Trustee which is not cured within seven (7) Business Days of receipt of notice thereof;

(d) [Reserved];

(e) as of the Determination Date with respect to each Collection Period, the three month average of the Delinquency Ratios for such Collection Period and the two Collection Periods immediately preceding such Collection Period is greater than the level specified for such month in such table:

Collection Period	Delinquency Ratio
February 2007	8.00%
March 2007 to September 2007	6.50%
October 2007	8.00%
November 2007 to February 2008	9.00%
March 2008 to September 2008	7.50%
October 2008	9.00%
November 2008 to February 2009	10.00%
March 2009 to September 2009	8.50%
October 2009	10.00%
November 2009 to February 2010	11.00%
March 2010 to September 2010	10.50%
October 2010	12.00%
November 2010 to February 2011	13.00%
March 2011 to September 2011	11.50%
October 2011	13.00%
November 2011 to January 2012	14.00%

provided, that an Insurance Agreement Event of Default occurring under this clause (e) shall be deemed to have been cured if, as of the Determination Date with respect to each of any three (3) consecutive Collection Periods following the occurrence of an Insurance Agreement Event of Default pursuant to this clause (e), the average of the Delinquency Ratios for such Collection Periods is less than the percentage above for the applicable Collection Period;

(f) a draw is made on the Note Policy;

(g) as of the Determination Date in any month prior to and including the applicable month set forth in the table below, the Cumulative Net Charge-Off Ratio exceeds the level specified for such month in such table:

Months	Cumulative Net Charge-Off Ratio
February 2007 to July 2007	Not Applicable
August 2007 to October 2007	7.00%
November 2007 to January 2008	9.30%
February 2008 to April 2008	12.00%
May 2008 to July 2008	14.30%
August 2008 to October 2008	16.00%
November 2008 to January 2009	17.30%
February 2009 to April 2009	19.00%
May 2009 to July 2009	20.00%
August 2009 and thereafter	21.00%

(h) except as permitted by the Sale and Servicing Agreement, any assignment by the Servicer of its rights and obligations under the Sale and Servicing Agreement or any attempt to make such an assignment;

(i) failure to make any payment with respect to the Class A Notes pursuant to the Indenture according to the priorities set forth in Section 4.4(a) of the Sale and Servicing Agreement, which continues unpaid for a period of five (5) Business Days;

(j) [Reserved];

(k) the occurrence of a Servicer Termination Event or Event of Default under the Indenture; or

(l) any Event of Default or Termination Event (as defined in the Swap Agreement) occurs under the Swap Agreement.

“Investment Company Act” means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended.

“Issuer” means Capital One Auto Finance Trust 2007-A.

“Late Payment Rate” means the rate of interest as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 3%. The Late Payment Rate shall be computed on the basis of a year of 365 days calculating the actual number of days elapsed. In no event shall the Late Payment Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

“Managed Assets” means, with respect to any Person, receivables owned, receivables sold to securitization trusts and serviced by such Person, and all other serviced or owned assets.

“Material Adverse Change” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or assets of the Issuer (considered separately) or the Issuer, the Seller, the Servicer and COAF (taken as a whole), (b) the ability of any COAF Company to perform its obligations under any Transaction Document to which it is a party, (c) the validity, enforceability of, or collectibility of, amounts payable by any COAF Company when due under any Transaction Document to which it is a party or (d) the status, existence, perfection or priority of the interest of the Issuer or of the Indenture Trustee in the Trust Estate.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and any successor thereto, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized rating agency designated by the Note Insurer.

“Note Insurer Financial Information” means the financial information of the Note Insurer incorporated by reference into the Prospectus or any Exchange Act Report.

“Note Insurer Information” means the information relating to the Note Insurer in the Prospectus Supplement as of the date thereof under the heading “The Note Guaranty Insurance Policy and the Note Insurer” and the information relating to the Note Insurer incorporated by reference into the Prospectus Supplement.

“Notes” means the $1,500,000,000 Capital One Auto Finance Trust 2007-A, Asset Backed Notes, Series 2007-A, Class A-1 Notes, Class A-2 Notes, Class A-3-A Notes and Class A-3-B Notes and Class A-4 Notes.

“Owners” means registered holders of Class A Notes.

“Person” means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, limited liability company, business or owner trust, partnership or other organization or entity (whether governmental or private).

“Premium” means the premium payable in accordance with Section 3.02 of this Insurance Agreement.

“Pricing Date” means February 6, 2007.

“Prospectus” means, collectively, (i) the Preliminary Prospectus Supplement dated February 5, 2007 to the Prospectus dated October 3, 2006 and (ii) the Final Prospectus Supplement dated February 6, 2007 to the Prospectus dated October 3, 2006, each relating to the sale of the Class A Notes on the Closing Date.

“Purchase Agreement” means that certain Purchase Agreement, dated as of February 15, 2007, by and between COAF and Seller.

“Representatives” means J.P. Morgan Securities Inc., Barclays Capital Inc., as representatives for the several Underwriters.

“Reserve Account Increase Condition” means:

(i) the occurrence of one or both of the following events:

(a) as of the Determination Date with respect to any Collection Period, the average of the Delinquency Ratios for such Collection Period and the two Collection Periods immediately preceding such Collection Period is greater than the level specified for such month in the following table:

Collection Period	Delinquency Ratio
February 2007	7.00%
March 2007 to September 2007	5.50%
October 2007	7.00%
November 2007 to February 2008	8.00%
March 2008 to September 2008	6.50%
October 2008	8.00%
November 2008 to February 2009	9.00%
March 2009 to September 2009	7.50%
October 2009	9.00%
November 2009 to February 2010	10.00%
March 2010 to September 2010	9.50%
October 2010	11.00%
November 2010 to February 2011	12.00%
March 2011 to September 2011	10.50%
October 2011	12.00%
November 2011 to January 2012	13.00%

provided, that a Reserve Account Increase Condition occurring under this clause (a) shall be deemed to have been cured if, as of the Determination Date with respect to each of any three (3) consecutive Collection Periods following the occurrence of a Reserve Account Increase Condition pursuant to this clause, the average of the Delinquency Ratios for such Collection Periods is less than the percentage specified above for the applicable Collection Period; or

(b) as of the Determination Date in any month prior to and including the applicable month set forth in the table below, the Cumulative Net Charge-Off Ratio exceeds the level specified for such month in such table:

Month After Closing	Cumulative Net Charge-Off Ratio
February 2007 to April 2007	Not Applicable
May 2007 to July 2007	4.00%
August 2007 to October 2007	6.00%
November 2007 to January 2008	8.30%
February 2008 to April 2008	10.30%
May 2008 to July 2008	12.30%
August 2008 to October 2008	14.00%
November 2008 to January 2009	15.30%
February 2009 to April 2009	16.00%
May 2009 to July 2009	17.00%
August 2009 and thereafter	18.00%

(ii) the occurrence or continuation of an Event of Default which has not been waived or cured.

“Sale and Servicing Agreement” means that certain Sale and Servicing Agreement, dated as of February 15, 2007, between the Seller, the Issuer, the Servicer and the Indenture Trustee.

“Securities Act” means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Seller” means Capital One Auto Receivables, LLC, a Delaware limited liability company.

“S&P” means Standard & Poor’s Ratings Services, and any successor thereto, and, if such corporation shall for any reason no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized rating agency designated by the Note Insurer.

“Swap Agreement” means the ISDA Master Agreement dated as of February 15, 2007 between the Issuer, and the Swap Counterparty, the Schedule thereto and the Confirmation bearing Reference Nos. 1598273B and 1598281B dated February 15, 2007.

“Swap Counterparty” means Barclays Bank PLC, and its permitted successors and assigns.

“Swap Policy” means the Interest Rate Swap Insurance Policy No. SW0350BE issued by Ambac, which guarantees certain payments due under the Swap Agreement.

“Tangible Net Worth” means, with respect to any Person, the net worth of such Person calculated in accordance with GAAP, after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, copyrights and service marks.

“Target Cumulative Net Charge-Off Ratio” means, with respect to the Payment Dates occurring in August 2008, February 2009 and August 2009, the Cumulative Net Charge-Off Ratio set forth below opposite such Payment Date:

Payment Date	Target Cumulative Net Charge-Off Ratio
August 2008	4.50%
February 2009	6.25%
August 2009	7.50%

“Term of the Insurance Agreement” shall be determined as provided in Section 4.01 of this Insurance Agreement.

“Transaction” means the transactions contemplated by the Transaction Documents including the transactions described in the Prospectus.

“Transaction Documents” means this Insurance Agreement, the Indemnification Agreement, the Prospectus, the Indenture, the Swap Agreement, the Purchase Agreement, the Sale and Servicing Agreement, the Limited Guaranty, the Underwriting Agreement, the Trust Agreement, and the Notes.

“Underwriter Information” means the information furnished by the Underwriters in writing expressly for use in the Prospectus and included in the second paragraph (regarding concessions and discounts) and the second sentence of the ninth paragraph (regarding market making) under the caption “Underwriting” in the Prospectus Supplement.

“Underwriting Agreement” has the meaning assigned thereto in Appendix A to the Sale and Servicing Agreement.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01. Representations and Warranties.

(a) Representations and Warranties of the Seller. The Seller makes the following representations and warranties as of the date hereof and the Date of Issuance:

(i) Existence and Power. The Seller is a Delaware limited liability company validly existing and in good standing under the laws of its state of organization and has, in all material respects, full power and authority to own its assets and operate its business as presently owned or operated, and to execute, deliver and perform its obligations under the Transaction Documents to which it is a party. The Seller has obtained all necessary licenses and approvals in each jurisdiction where the failure to do so could reasonably result in a Material Adverse Change.

(ii) Authorization and No Contravention. The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Seller and do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its organizational documents or (C) any material indenture or material agreement or material instrument to which the Seller is a party or by which its properties are bound (other than violations of such laws, rules, regulations, indentures or agreements which do not affect the legality, validity or enforceability of any of such agreements and which, individually or in the aggregate, could reasonably result in a Material Adverse Change).

(iii) No Consent Required. No approval or authorization by, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Seller of any Transaction Document other than (A) UCC filings, (B) approvals and authorizations that have previously been obtained and filings that have previously been made or approvals, authorizations or filings which will be made on a timely fashion and (C) authorizations or filings which, if not obtained or made, would not reasonably result in a Material Adverse Change.

(iv) Binding Effect. Each Transaction Document to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws affecting creditors’ rights generally and, if applicable, the rights of creditors of limited liability companies from time to time in effect or by general principles of equity.

(v) No Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against the Seller before or by any Governmental Authority that (A) assert the invalidity or unenforceability of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that could reasonably result in a Material Adverse Change, or (D) relating to the Seller that would materially and adversely affect the federal or Applicable Tax State income, excise, franchise or similar tax attributes of the Notes.

(vi) Compliance With Securities Laws. The initial offer and sale of the Notes comply in all material respects with all requirements of law, including all registration requirements of applicable securities laws. Without limitation of the foregoing, the Prospectus does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made with respect to the information in the Prospectus set forth under the heading “THE NOTE GUARANTY INSURANCE POLICY AND THE NOTE INSURER,” the consolidated financial statements of the Note Insurer incorporated by reference in the Prospectus or the Underwriter Information. Neither the offer nor the sale of the Notes has been or will be in violation of the Securities Act or any other federal or state securities laws. Neither the Issuer nor the Seller is required to be registered as an “investment company” under the Investment Company Act.

(vii) Transaction Documents. Each of the representations and warranties of the Seller contained in the Transaction Documents is true and correct in all material respects, and the Seller hereby makes each such representation and warranty to, and for the benefit of, the Note Insurer as if the same were set forth in full herein, provided that the remedy for any breach of this paragraph shall be limited to the remedies specified in the related Transaction Document.

(viii) Solvency. The Seller is solvent and will not be rendered insolvent by the Transaction and, after giving effect to the Transaction, the Seller will not be left with an unreasonably small amount of capital with which to engage in its business, nor does the Seller intend to incur, or believe that it has incurred, debts beyond its ability to pay as they mature. The Seller does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any COAF Company or any of their assets.

(b) Representations and Warranties of Servicer. Each of the Servicer and COAF makes the following representations and warranties as of the date hereof and the Date of Issuance:

(i) Existence and Power. Each of the Servicer and COAF is a Texas corporation validly existing and in good standing under the laws of its state of organization and has, in all material respects, full power and authority to own its assets and operate its business as presently owned or operated, and to execute, deliver and perform its obligations under the Transaction Documents to which it is a party. Each of the Servicer and COAF has obtained all necessary licenses and approvals in each jurisdiction where the failure to do so could reasonably result in a Material Adverse Change.

(ii) Authorization and No Contravention. The execution, delivery and performance by each of the Servicer and COAF of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Servicer and COAF and do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its organizational documents or (C) any material indenture or material agreement or instrument to which the Servicer or COAF is a party or by which its properties are bound (other than violations of such laws, rules, regulations, indentures or agreements which do not affect the legality, validity or enforceability of any of such agreements and which, individually or if the aggregate, and would not reasonably result in a Material Adverse Change.

(iii) No Consent Required. No approval or authorization by, or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by the Servicer or COAF of any Transaction Document other than (A) UCC filings, (B) approvals and authorizations that have previously been obtained and filings that have previously been made or approvals, authorizations or filings which will be made on a timely fashion and (C) approval, authorizations or filings which, if not obtained or made, would not reasonably result in a Material Adverse Change.

(iv) Binding Effect. Each Transaction Document to which the Servicer or COAF is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws affecting creditors’ rights generally and, if applicable, the rights of creditors of limited liability companies from time to time in effect or by general principles of equity.

(v) No Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of the Servicer or COAF, threatened against the Servicer or COAF before or by any Governmental Authority that (A) assert the invalidity or unenforceability of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that would materially and adversely affect the performance by the Servicer of its obligations under this Agreement or any of the other Transaction Documents, or (D) relating to the Servicer or COAF that would materially and adversely affect the federal or Applicable Tax State income, excise, franchise or similar tax attributes of the Notes.

(vi) Financial Statements. The Financial Statements of Capital One Financial Corporation (A) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (B) present fairly the financial condition and results of operations of COAF as of the dates and for the periods indicated and (C) have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments); since the date of the most recent Financial Statements, there has been no Material Adverse Change in respect of COAF; and except as disclosed in the Financial Statements, COAF is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change in respect of COAF.

(vii) Compliance With Securities Laws. The offer and sale of the Notes comply in all material respects with all requirements of law, including all registration requirements of applicable securities laws. Without limitation of the foregoing, the Prospectus does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made with respect to the information in the Prospectus set forth under the heading “THE NOTE GUARANTY INSURANCE POLICY AND THE NOTE INSURER,” the consolidated financial statements of the Note Insurer incorporated by reference in the Prospectus or the Underwriter Information. Neither the offer nor the sale of the Notes has been or will be in violation of the Securities Act or any other federal or state securities laws. Neither the Issuer nor the Seller is required to be registered as an “investment company” under the Investment Company Act.

(viii) Transaction Documents. Each of the representations and warranties of the Servicer and COAF contained in the Transaction Documents is true and correct in all material respects, and the Servicer and COAF hereby make each such representation and warranty to, and for the benefit of, the Note Insurer as if the same were set forth in full herein, provided that the remedy for any breach of this paragraph shall be limited to the remedies specified in the related Transaction Document.

(ix) Solvency. Each of the Servicer and COAF is solvent and will not be rendered insolvent by the Transaction and, after giving effect to the Transaction, neither the Servicer nor COAF will be left with an unreasonably small amount of capital with which to engage in its business, nor does the Servicer or COAF intend to incur, or believe that it has incurred, debts beyond its ability to pay as they mature. Neither the Servicer nor COAF contemplates the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of any COAF Company or any of their assets.

Section 2.02. Affirmative Covenants of the COAF Companies. The COAF Companies hereby agree that during the Term of the Insurance Agreement, unless the Note Insurer shall otherwise expressly consent in writing:

(a) Compliance With Agreements and Applicable Laws. The COAF Companies shall not be in default under the Transaction Documents and shall comply with all material requirements of any law, rule or regulation applicable to each such party in all circumstances where non compliance could reasonably result in a Material Adverse Change. Except in accordance with any provision of the Transaction Documents that expressly states Note Insurer consent is not required, no COAF Company shall agree to any amendment to or modification of the terms of any Transaction Documents or its respective organizational documents (including without limitation and as applicable its articles of incorporation, partnership agreement, bylaws, certificate of formation and limited liability company agreement) unless the Note Insurer shall have otherwise consented.

(b) Corporate Existence. Each COAF Company, its successors and assigns, shall maintain its corporate or other existence and shall at all times continue to be duly organized under the laws of its respective jurisdiction of incorporation or formation and duly qualified and duly authorized and shall conduct its business in accordance with the terms of its certificate of incorporation and bylaws or other formation documents in all circumstances where failure could reasonably result in a Material Adverse Change.

(c) The Servicer To Provide Compliance Certificates; Accountants’ Reports; Other Information. The Servicer shall keep or cause to be kept in reasonable detail books and records of account of COAF’s, and its consolidated subsidiaries’, assets and business, including, but not limited to, books and records relating to the Transaction. The Servicer shall furnish or cause to be furnished to the Note Insurer:

(i) Servicer Reports and Compliance Certificates. All reports, certificates and reviews required to be furnished under Sections 3.8 and 3.9 of the Sale and Servicing Agreement.

(ii) Initial and Continuing Reports. On or before the Closing Date, the Servicer will provide the Note Insurer a copy of the electronic file or other such medium as may be acceptable to the Note Insurer to be delivered to the Indenture Trustee setting forth, as to each Receivable, the information required on the Schedule of Receivables.

(iii) Other Information. Promptly upon receipt thereof, copies of all schedules, financial statements or other similar reports delivered to or by the Servicer pursuant to the terms of the Sale and Servicing Agreement and, promptly upon request, such other data or reports relating to the Transaction as the Note Insurer may reasonably request.

The Note Insurer agrees that it and its agents, accountants and attorneys shall keep confidential all financial statements, reports and other information delivered by the Servicer pursuant to this subsection 2.02(c) to the extent provided in subsection 2.07 hereof.

(d) Access to Records; Discussions With Officers and Accountants. On an annual basis, or as often as the Note Insurer deems appropriate upon the occurrence of an Insurance Agreement Event of Default, each COAF Company shall, upon the reasonable request of the Note Insurer, permit the Note Insurer or its authorized agents:

(i) to inspect its books and records as they may relate to the Class A Notes, the obligations of such party under the Transaction Documents, and the Transaction;

(ii) to discuss the affairs, finances and accounts of each COAF Company with the chief operating officer and the chief financial officer of such COAF Company, as the case may be; and

(iii) with any COAF Company’s consent, which consent shall not be unreasonably withheld, to discuss the affairs, finances and accounts of such COAF Company with such company’s independent accountants, provided that an officer of such COAF Company shall have the right to be present during such discussions; provided, however that upon the occurrence of an Insurance Agreement Event of Default, no such consent of the COAF Companies will be required but the Note Insurer will provide reasonable notice to such COAF Company prior to such discussions and such discussions may not create an undue burden on such COAF Company’s or the accountants’ business.

Such inspections and discussions shall be conducted during normal business hours at the Note Insurer’s cost and expense and shall not unreasonably disrupt the business of such COAF Company. The books and records of each COAF Company will be maintained at the address of such COAF Company designated herein for receipt of notices, unless the Servicer shall otherwise advise the parties hereto in writing.

(e) [Reserved]

(f) Notice of Material Events. Each COAF Company shall be obligated (which obligation shall be satisfied as to each if performed by any of them) promptly to inform the Note Insurer in writing of the occurrence of any of the following to the extent any of the following relate to it:

(i) the submission of any claim or the initiation of any legal process, litigation or administrative or judicial investigation, or rule-making or disciplinary proceeding by or against any COAF Company that (A) could be required to be disclosed to the Commission or to any COAF Company’s shareholders or (B) is deemed reasonably likely to result in a Material Adverse Change with respect to any COAF Company, or to the knowledge of such COAF Company, or the promulgation of any proceeding or any proposed or final rule which would result in a Material Adverse Change with respect to any COAF Company;

(ii) any change in the location of any COAF Company’s principal offices, jurisdiction of organization, legal name as indicated on the public records of any COAF Company’s jurisdiction of organization which shows any COAF Company to be organized, or any change in the location of any COAF Company’s books and records;

(iii) the occurrence of any Default, Insurance Agreement Event of Default, Event of Default under the Indenture; Servicer Termination Event or of any Material Adverse Change;

(iv) the commencement of any proceedings by or against any COAF Company under any applicable bankruptcy, reorganization, liquidation, rehabilitation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, conservator, trustee or similar official shall have been, or may be, appointed or requested for any COAF Company or any of its assets; or

(v) the receipt of notice that (A) any COAF Company is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of any COAF Company’s business is to be, or may be suspended or revoked, or (C) any COAF Company is to cease and desist any practice, procedure or policy employed by any COAF Company in the conduct of its business, and such suspension, revocation or cessation may reasonably be expected to result in a Material Adverse Change with respect to any COAF Company.

(g) Financing Statements and Further Assurances. The Servicer will cause to be filed all necessary financing statements or other instruments, and any amendments or continuation statements relating thereto, necessary to be kept and filed in such manner and in such places as may be required by law to preserve and protect fully the interest of the Indenture Trustee in the Trust Estate. Each COAF Company shall, upon the request of the Note Insurer, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, within 10 days of such request, such amendments hereto and such further instruments and take such further action as may be reasonably necessary to effectuate the intention, performance and provisions of the Transaction Documents. In addition, each of the COAF Companies agrees to cooperate with S&P, Fitch, and Moody’s in connection with any review of the Transaction that may be undertaken by S&P, Fitch, and Moody’s after the date hereof.

(h) Maintenance of Licenses. Each COAF Company or any successors thereof shall maintain all licenses, permits, charters and registrations which are material to the conduct of its business in all circumstances where failure could reasonably result in a Material Adverse Change.

(i) Redemption of Class A Notes. The Servicer shall instruct the Indenture Trustee, upon redemption of the Class A Notes pursuant to the Transaction Documents, to furnish to the Note Insurer a notice of such redemption and, upon a redemption or other payment of all of the Class A Notes to surrender the Note Policy to the Note Insurer for cancellation.

(j) Disclosure Document. Each Prospectus delivered with respect to the Notes shall clearly disclose that the Note Policy is not covered by the property/casualty insurance security fund specified in Article 76 of the New York Insurance Law.

(k) Third-party Beneficiary. Subject to the provisions of the Transaction Documents, each COAF Company agrees that the Note Insurer shall have all rights provided to the Note Insurer in the Transaction Documents and that the Note Insurer shall constitute a third-party beneficiary of the Transaction Documents; provided, however, it is expressly acknowledged by the Note Insurer that the sole remedy for any breach of representation and warranty of COAF and the Seller under Section 3.2 of the Purchase Agreement and Section 2.2, 3.2, 3.3, 3.4 or 3.5 of the Sale and Servicing Agreement, shall be limited to the repurchase remedy specified in the Purchase Agreement unless COAF or the Seller, as applicable, fails to repurchase the related Receivables as described in the Purchase Agreement or Sale and Servicing Agreement, as applicable.

(l) Amendments. The Servicer will provide the Note Insurer with written notice of any change or amendment to any Transaction Document as currently in effect.

(m) Closing Documents. The Servicer shall provide or cause to be provided to the Note Insurer an executed original copy of each document executed in connection with the Transaction within 90 days after the date of closing.

(n) Corporate Formalities. The Seller and any successor to the Seller described in Section 5.3 of the Sale and Servicing Agreement shall (i) observe all corporate or other formalities necessary to preserve its status as a separate legal entity and (ii) at all times operate its business in accordance with the provisions of its organizational documents and operating agreement relating to bankruptcy remoteness and otherwise in material compliance with its organizational documents and operating agreement.

(o) Suspension of Filing. The Seller and the Issuer shall suspend filing periodic Exchange Act Reports by filing Form 15 as soon as reasonably practicable after they are permitted to do so under the Securities Exchange Act and the rules and regulations promulgated thereunder.

Section 2.03. Negative Covenants of the COAF Companies. Each COAF Company hereby agrees that during the Term of the Insurance Agreement, unless the Note Insurer shall otherwise expressly consent in writing:

(a) Impairment of Rights. No COAF Company shall take any action, or fail to take any action, if such action or failure to take action is reasonably likely to result in a Material Adverse Change with respect to any COAF Company, or may interfere in any material respect with the enforcement of any rights of the Note Insurer under or with respect to the Transaction Documents. Each COAF Company shall give the Note Insurer written notice of any such action or, to the best of the knowledge of any COAF Company, failure to act on the earlier of (i) the date upon which any publicly available filing or release is made with respect to such action or failure to act or (ii) promptly prior to the date of consummation of such action or failure to act. Each COAF Company shall furnish to the Note Insurer all information reasonably requested by it that is necessary to determine compliance with this paragraph.

(b) Waiver, Amendments, Etc. Except in accordance with the Transaction Documents, no COAF Company shall waive, modify or amend, or consent to any waiver, modification or amendment of, any of the terms, provisions or conditions of the Transaction Documents without the consent of the Note Insurer.

(c) Customary Servicing Practices. So long as no Note Insurer Default has occurred and is continuing, the Servicer shall not change its Customary Servicing Practices without the consent of the Note Insurer if the Servicer determines that such a change will have a material adverse effect on the interests of the Note Insurer.

(d) Transaction Documents. No COAF Company will at any time in the future deny that the Transaction Documents constitute the legal, valid and binding obligations of each COAF Company, as applicable.

Section 2.04. Representations, Warranties and Covenants of Indenture Trustee.

(a) Representations and Warranties. As of the Date of Issuance, each of the representations and warranties of the Indenture Trustee set forth in the Transaction Documents are true and correct in all material respects, and the Indenture Trustee makes each such representation and warranty to, and for the benefit of, the Note Insurer as if the same were set forth in full herein.

(b) Compliance and Amendments. The Indenture Trustee shall comply in all material respects with the terms and conditions of the Transaction Documents to which it is a party, and the Indenture Trustee shall not agree to any amendment to or modification of the terms of any of the Transaction Documents to which both the Indenture Trustee and the Note Insurer are parties unless the Note Insurer shall otherwise consent, provided that such consent shall not be required if a Note Insurer Default has occurred and is continuing.

Section 2.05. Representations, Warranties and Covenants of the Issuer. The Issuer hereby represents and warrants as follows:

(a) Representations and Warranties. As of the Date of Issuance, each of the representations and warranties of the Issuer set forth in the Transaction Documents is true and correct in all material respects and the Issuer makes each such representation and warranty to, and for the benefit of, the Note Insurer as if the same were set forth in full herein.

(b) Compliance and Amendments. The Issuer shall comply in all material respects with the terms and conditions of the Transaction Documents it is a party and, except in accordance with the Transaction Documents, the Issuer shall not agree to any amendment to or modification of the terms of any of the Transaction Documents to which it is a party unless the Note Insurer shall otherwise give its prior written consent.

(c) Principal Place of Business. The principal place of business of the Issuer is located in Wilmington, Delaware.

Section 2.06. Representations and Warranties of Ambac.

The Note Insurer represents, warrants and agrees as follows as of the Closing Date or such other date as specified below:

(a) Organization and Licensing. Ambac is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and in any other jurisdiction where qualification may be necessary to accomplish the Transaction.

(b) Corporate Power. The Note Insurer has the corporate power and authority to issue the Note Policy and execute and deliver this Insurance Agreement and to perform all of its obligations thereunder and hereunder.

(c) Authorization; Approvals. All proceedings legally required for the execution, issuance (with respect to the Note Policy only) delivery and performance of the Note Policy and this Insurance Agreement have been taken and all licenses, orders, consents or other authorizations or approvals of the Note Insurer’s Board of Directors or stockholders or any governmental boards or bodies legally required for the enforceability of the Note Policy and this Insurance Agreement have been obtained or are not material to the enforceability of the Note Policy and this Insurance Agreement.

(d) Enforceability. The Note Policy, when issued, will constitute, and this Insurance Agreement constitutes, legal, valid and binding obligations of the Note Insurer, enforceable in accordance with their respective terms, subject to insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors’ rights generally and by general principles of equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained therein and herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

(e) No Conflict. The execution by the Note Insurer of the Note Policy and this Insurance Agreement will not, and the performance of the provisions thereof and hereof will not, conflict with or result in a breach of any of the terms, conditions or provisions of the Restated Articles of Incorporation or By Laws of the Note Insurer, or any restriction contained in any contract, agreement or instrument to which the Note Insurer is a party or by which it is bound; constitute a default under any of the foregoing which would materially and adversely affect its ability to perform its obligations under the Note Policy or this Insurance Agreement.

(f) Exempt from Registration. The Note Policy, when issued, will be exempt from registration under the Securities Act.

(g) Ambac Information. The Note Insurer Information is true and correct in all material respects and does not contain any untrue statement of a material fact.

(h) No Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Note Insurer’s knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Note Policy or this Insurance Agreement.

(i) Compliance With Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by the Note Insurer in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Insurer that, if enforced, could result in a Material Adverse Change with respect to the Note Insurer.

(j) No Affiliations. There are no affiliations relating to the Note Insurer and any of the following parties or their affiliates: The Bank of New York (the Indenture Trustee), Wilmington Trust Company (the Owner Trustee) or Barclays Bank PLC (the Swap Counterparty).

(k) As of the Closing Date and as of each date that Note Insurer Financial Information is incorporated into the Prospectus or any Exchange Act Report, the Note Insurer or the entity that consolidates the Note Insurer is required to file reports with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act.

(l) As of the Closing Date and as of each date that Note Insurer Financial Information is incorporated into the Prospectus or any Exchange Act Report, the Note Insurer or the entity that consolidates the Note Insurer has filed all reports and other materials required to be filed by such requirements during the preceding 12 months (or such shorter period that such party was required to file such reports and materials).

(m) As of the Closing Date and as of each date that Note Insurer Financial Information is incorporated into the Prospectus or any Exchange Act Report, the reports filed by the Note Insurer, or entity that consolidates the Note Insurer, include (or properly incorporate by reference) the financial statements of the Note Insurer. The Note Insurer agrees to respond promptly to a written request from the Seller, which request shall be made no more frequently than once a calendar quarter, as to whether it or the entity that consolidates it is required to make and has made the filings required by Section 13(a) or Section 15(d) of the Securities Exchange Act.

(n) As of the Closing Date and as of each date that Note Insurer Financial Information is incorporated into the Prospectus or any Exchange Act Report, to the best of the Note Insurer’s knowledge, the accountants who certify the financial statements and supporting schedules included in the Note Insurer Financial Information (if applicable) are independent registered public accountants as required by the Securities Act.

(o) Financial Information. As of the Pricing Date, the date of the Prospectus Supplement and the Closing Date, the consolidated financial statements of the Note Insurer and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, prepared in accordance with U. S. generally accepted accounting principles, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2006; Commission File No. 1-10777), the unaudited consolidated financial statements of the Note Insurer and subsidiaries as of March 31, 2006 and for the three-month periods ended March 31, 2006 and 2005 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, for the three-month period ended March 31, 2006 (which was filed with the Commission on May 10, 2006); Ambac Financial Group’s Current Report on Form 8-K dated and filed on April 26, 2006; Ambac Financial Group’s Current Report on Form 8-K dated and filed on July 26, 2006; Ambac Financial Group’s Current Report on Form 8-K dated July 25, 2006 and filed on July 26, 2006; Ambac Financial Group’s Current Report on Form 8-K dated and filed on October 25, 2006; the unaudited consolidated financial statements of the Note

Insurer and subsidiaries as of June 30, 2006 and for the three – and six – month periods ended June 30, 2006 and 2005 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, for the three-month period ended June 30, 2006 (which was filed with the Commission on August 9, 2006); the unaudited consolidated financial statements of the Note Insurer and subsidiaries as of September 30, 2006 and for the three – and nine – month periods ended September 30, 2006 and 2005 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, for the three-month period ended September 30, 2006 (which was filed with the Commission on November 8, 2006); and Ambac Financial Group’s Current Report on Form 8-K dated and filed on January 31, 2007 as they relate to the Note Insurer, fairly present in all material respects the financial condition of the Note Insurer as of such dates and for the periods covered by such statements in accordance with accounting principles generally accepted in the United States of America. Since December 31, 2005 and as of the Pricing Date, the date of the Prospectus Supplement and the Closing Date, there has been no material change in the financial condition of the Note Insurer that would materially adversely affect its ability to perform its obligations under the Note Policy. As of the date filed with the Commission and incorporated by reference in the Exchange Act Reports of the Seller as contemplated by Section 4.08 or provided to the Seller pursuant to Section 2.07(b), such financial statements fairly present in all material respects the financial condition of the Note Insurer as of such dates and for the periods covered by such financial statements in accordance with accounting principles generally accepted in the United States (subject to normal year-end audit adjustments in the case of any interim financial statements).

(p) As of the Closing Date and as of the date that Note Insurer Financial Information is incorporated into the Prospectus on any Exchange Act Report, the Note Insurer Financial Information incorporated by reference in the Registration Statement relating to the Prospectus (including through filing of an Exchange Act Report), complied in all material respects with the requirements of Item 1114(b)(2) of Regulation AB.

Section 2.07. Covenants of Note Insurer. The Note Insurer hereby covenants as follows:

(a) Confidentiality. The Note Insurer agrees that it and its shareholders, directors, agents, accountants and attorneys shall keep confidential any matter of which it becomes aware through such inspections or discussions (unless readily available from public sources), except as may be otherwise required by regulation, law or court order or requested by appropriate governmental authorities or as necessary to preserve its rights or security under or to enforce the Transaction Documents, provided that the foregoing shall not limit the right of the Note Insurer to make such information available to its regulators, securities rating agencies, reinsurers, credit and liquidity providers, counsel and accountants. If the Note Insurer is requested or required (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) to disclose any information of which it becomes aware through such inspections or discussions, the Note Insurer will promptly notify COAF or the Servicer of such request(s) so that COAF or the Servicer may seek an appropriate protective order and/or waive the Note Insurer’s compliance with the provisions of this Insurance Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Note Insurer is, nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Note Insurer may disclose such information to such tribunal that the Note Insurer is compelled to disclose, provided that a copy of all information disclosed is provided to COAF or the Servicer, as the case maybe, promptly upon such disclosure, so long as the Note Insurer is not prohibited from providing notice to COAF or Servicer by such tribunal.

(b) Additional Information. The Note Insurer agrees to comply with reasonable requests of the Seller for the delivery of such additional information as may be necessary for the Seller to comply with Item 1114 of Regulation AB, so long as such information is available to the Note Insurer and not otherwise available to the Seller. For purposes of this Subsection 2.07(b) the term “Regulation AB” shall mean Subpart 229.1100—Asset Backed Securities Regulation (Regulation AB) 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

ARTICLE III

THE POLICIES; REIMBURSEMENT

Section 3.01. Issuance of the Policies. The Note Insurer agrees to issue the Policies on the Closing Date subject to satisfaction of the conditions precedent set forth below:

(a) Payment of Initial Premium and Expenses. The Note Insurer shall have been paid, by the Servicer, that portion of a nonrefundable Premium payable on the Date of Issuance and the Servicer shall agree to reimburse or pay directly other fees and expenses identified in Section 3.02 hereof as payable, and the Note Insurer shall have received a fully executed copy of the Fee Letter.

(b) Transaction Documents. The Note Insurer shall have received a copy of each of the Transaction Documents, in form and substance satisfactory to the Note Insurer, duly authorized, executed and delivered by each party thereto.

(c) Certified Documents and Resolutions. The Note Insurer shall have received a copy of (i) the certificate of incorporation, limited liability company agreement and bylaws or other organizational documents, as applicable, of each COAF Company and (ii) the resolutions of each COAF Company’s Board of Directors or members or a committee thereof, as applicable, authorizing the issuance of the Notes and the execution, delivery and performance by each COAF Company of the Transaction Documents and the transactions contemplated thereby, certified by the Secretary or an Assistant Secretary of each COAF Company (which certificate shall state that such certificate of incorporation, bylaws and resolutions or other organizational documents are in full force and effect without modification on the Date of Issuance).

(d) Incumbency Certificate. The Note Insurer shall have received a certificate of the Secretary or an Assistant Secretary of each COAF Company certifying the names and signatures of the officers of such COAF Company authorized to execute and deliver the Transaction Documents and that shareholder, partner or member (as applicable) consent to the execution and delivery of such documents is not necessary.

(e) Representations and Warranties; Certificate. The representations and warranties of each COAF Company set forth or incorporated by reference in this Insurance Agreement shall be true and correct as of the Date of Issuance as if made on the Date of Issuance, and the Note Insurer shall have received a certificate of appropriate officers of each COAF Company to that effect.

(f) Opinions of Counsel.

(i) In-house counsel for COAF shall have issued its favorable opinion, in form and substance acceptable to the Note Insurer and its counsel, regarding the corporate existence and authority of COAF, in its individual capacity and in its capacity as Servicer.

(ii) The law firm of Richards, Layton & Finger, P.A., shall have issued its favorable opinion, in form and substance acceptable to the Note Insurer and its counsel, regarding the corporate existence and authority of the Seller.

(iii) The law firm of Richards, Layton & Finger, P.A., shall have issued its favorable opinion, in form and substance acceptable to the Note Insurer and its counsel, regarding the corporate existence and authority of the Issuer.

(iv) The law firm of Mayer, Brown, Rowe & Maw LLP shall have furnished its favorable opinion in form and substance acceptable to the Note Insurer and its counsel, regarding the validity and enforceability of the Transaction Documents against COAF, in its capacity as Seller under the Purchase Agreement and as Servicer.

(v) The law firm of Mayer, Brown, Rowe & Maw LLP shall have furnished its favorable opinion in form and substance acceptable to the Note Insurer and its counsel, regarding the validity and enforceability of the Transaction Documents against the Seller and the Issuer.

(vi) The law firm of Mayer, Brown, Rowe & Maw LLP shall have furnished its opinions, in form and substance acceptable to the Note Insurer and its counsel, regarding the transfer of the Trust Estate, certain bankruptcy and non-consolidation issues, security interest issues and the tax treatment of the Class A Notes under federal tax laws.

(vii) The Note Insurer shall have received such other opinions of counsel, in form and substance acceptable to the Note Insurer and its counsel, addressing such other matters as the Note Insurer may reasonably request.

(g) Approvals, Etc. The Note Insurer shall have received true and correct copies of all approvals, licenses and consents, if any, including, without limitation, any required approval of the shareholders of any COAF Company, required in connection with the Transaction.

(h) No Litigation, Etc. No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or, to the knowledge of any COAF Company, threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction Documents or the consummation of the Transaction.

(i) Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the transactions contemplated by any of the Transaction Documents illegal or otherwise prevent the consummation thereof.

(j) Satisfaction of Conditions of the Underwriting Agreement. All conditions in the Underwriting Agreement relating to the Underwriters’ obligation to purchase the Class A Notes shall have been satisfied.

(k) Issuance of Ratings. The Note Insurer shall have received confirmation that the risk secured by the Note Policy constitutes an investment-grade risk, that the Class A-1 Notes when issued will be rated “A-1+” by S&P, “F1+” by Fitch, and “Prime-1” by Moody’s and that the Class A-2 Notes, Class A-3-A Notes, Class A-3-B Notes and Class A-4 Notes, when issued, will be rated “AAA” by S&P, “Aaa” by Moody’s and “AAA” by Fitch.

(l) No Default. No Default or Event of Default shall have occurred.

(m) Additional Items. The Note Insurer shall have received such other documents, instruments, approvals or opinions requested by the Note Insurer as may be reasonably necessary to effect the Transaction, including, but not limited to, evidence satisfactory to the Note Insurer that the conditions precedent, if any, in the Transaction Documents have been satisfied.

(n) Underwriting Agreement. The Note Insurer shall have received copies of each of the documents, and specifically be entitled to rely on each of the documents, required to be delivered to the Underwriters pursuant to the Underwriting Agreement, other than the negative assurance letters of Dechert LLP, counsel to the Underwriter, and Mayer, Brown, Rowe & Maw LLP, counsel to the COAF Companies.

(o) Conform to Documents. The Note Insurer and its counsel shall have determined that all documents, certificates and opinions to be delivered in connection with the Class A Notes conform to the terms of the Transaction Documents.

(p) Perfection of Security Interest. All actions required to be taken to perfect the security interest of the Issuer and the Indenture Trustee in the Trust Estate shall have been performed.

Section 3.02. Payment of Fees and Premium.

(a) Legal and Accounting Fees. The Servicer shall pay or cause to be paid, on the Date of Issuance, legal fees and disbursements incurred by the Note Insurer in connection with the issuance of the Policies in accordance with the terms of the Fee Letter. Any fees of the Note Insurer’s auditors payable in respect of any amendment or supplement to the Prospectus, any other Prospectus or in connection with any periodic filing made by the Seller (as contemplated by Section 4.08 hereof) incurred after the Date of Issuance shall be paid by the Servicer on demand.

(b) Rating Agency Fees. The Servicer shall promptly pay the initial fees of the Rating Agencies with respect to the Class A Notes and the transactions contemplated hereby following receipt of a statement with respect thereto, and shall pay or cause to be paid any subsequent fees of the Rating Agencies with respect to, and directly allocable to, the Class A Notes. The Note Insurer shall not be responsible for any fees or expenses of the Rating Agencies. The fees for any other rating agency shall be paid by the party requesting such other rating agency’s rating.

(c) Premium. In consideration of the issuance by the Note Insurer of the Policies, the Note Insurer shall be entitled to receive the Premium as and when due in accordance with the terms of the Fee Letter (i) in the case of Premium due on or before the Date of Issuance, directly from the Servicer and (ii) in the case of Premium due after the Date of Issuance, pursuant to the Transaction Documents. The Premium paid hereunder or under the Transaction Documents shall be nonrefundable without regard to whether the Note Insurer makes any payment under the Policies or any other circumstances relating to the Class A Notes or provision being made for payment of the Class A Notes prior to maturity. The Servicer or the Indenture Trustee, as the case may be, shall make all payments or distributions of Premium to be made by them by wire transfer to an account designated from time to time by the Note Insurer by written notice to the Servicer or the Indenture Trustee, respectively.

Section 3.03. Reimbursement and Additional Payment Obligation.

(a) Pursuant to the Indenture, and in accordance with the priorities established in Section 4.4(a) of the Sale and Servicing Agreement, the Note Insurer shall be entitled to (i) reimbursement for any payment made by the Note Insurer under the Policies, which reimbursement shall be due and payable on the date that any amount is to be paid pursuant to a Notice (as defined in the Note Policy) or Demand for Payment (as defined in the Swap Policy), in an amount equal to the amount to be so paid and all amounts previously paid that remain unreimbursed, together with interest on any and all amounts remaining unreimbursed (to the extent permitted by law, if in respect of any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Late Payment Rate and (ii) payment or reimbursement of any other amounts owed to the Note Insurer under this Agreement together with interest thereon at a rate equal to the Late Payment Rate.

(b) The Servicer agrees to pay to the Note Insurer as follows: anything in Section 3.03(a) to the contrary notwithstanding, the Note Insurer shall be entitled to reimbursement from the Servicer (i) for payments made under the Policies arising as a result of the failure by any COAF Company to repurchase any Receivable required to be repurchased pursuant to Section 2.3, Section 2.6 or Section 3.6 of the Sale and Servicing Agreement and Section 3.3 of the Purchase Agreement, together with interest on any and all amounts remaining unreimbursed (to the extent permitted by law, if in respect of any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Late Payment Rate, and (ii) for payments made under the Policies, arising as a result of the Servicer’s failure to deposit into the Collection Account any amount required to be so deposited pursuant to any Transaction Document, together with interest on any and all amounts remaining unreimbursed (to the extent permitted by law, if in respect to any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Late Payment Rate.

(c) The Servicer and the Issuer agree to pay to the Note Insurer as follows: any and all charges, fees, costs and expenses that the Note Insurer may reasonably pay or incur, including, but not limited to, reasonable attorneys’ and accountants’ fees and expenses, in connection with (i) the enforcement, defense or preservation of any rights in respect of any of the Transaction Documents, including, without limitation, instituting, defending, monitoring or participating in any litigation or proceeding (including, without limitation, any insolvency or bankruptcy proceeding in respect of any Transaction participant or any affiliate thereof) relating to any of the Transaction Documents, any party to any of the Transaction Documents, in its capacity as such a party, or the Transaction, (ii) any action, proceeding or investigation affecting the Issuer, the Trust Estate or the rights or obligations of the Note Insurer under the Policies or the Transaction Documents, including (without limitation) any judgment or settlement entered into affecting the Note Insurer or the Note Insurer’s interests or (iii) any consent, amendment, waiver or other action with respect to, or related to, any Transaction Document, whether or not executed or completed (“Reimbursable Amounts”). Reimbursable Amounts due to the Note Insurer shall bear interest at a rate equal to the Late Payment Rate. In the event that the Servicer fails to pay to the Note Insurer any Reimbursable Amounts, the Note Insurer shall be entitled to reimbursement of such amount together with interest thereon from Section 4.4 of the Sale and Servicing Agreement or Section 5.4 of the Indenture, as applicable. In addition, the Note Insurer reserves the right to charge a reasonable fee as a condition to executing any waiver, consent or amendment proposed in respect of any of the Transaction Documents.

(d) Servicer agrees to pay to the Note Insurer as follows: interest on any and all amounts described in subclauses (b), (c) and (e) of this Section 3.03 from the date payable or paid by such party until payment thereof in full, and interest on any and all amounts described in Section 3.02 from the date due until payment thereof in full, in each case, payable to the Note Insurer at the Late Payment Rate per annum.

(e) The Servicer agrees to pay to the Note Insurer as follows: any payments made by the Note Insurer on behalf of, or advanced to, the Servicer or COAF, respectively, including, without limitation, any amounts payable by the Servicer or COAF pursuant to the Notes or any other Transaction Documents. All such amounts are to be immediately due and payable without demand.

(f) Notwithstanding any other provisions of this Agreement, none of the terms and provisions of this Agreement shall ever be construed to create a contract to pay to the Note Insurer for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by the Note Insurer to any of the COAF Companies under applicable state or federal law from time to time in effect, and none of the COAF Companies shall ever be required to pay interest in excess of such maximum amount. If, for any reason, interest is paid hereunder in excess of such maximum amount, then promptly upon any determination that such excess has been paid the Note Insurer will, at its option, either refund such excess to the payor thereof or apply such excess to the principal owing by such payor hereunder.

Section 3.04. Indemnification; Limitation of Liability.

(a) In addition to any and all rights of indemnification or any other rights of the Note Insurer pursuant hereto or under law or equity, the Servicer, the Issuer and COAF and any successor thereto agree to pay, and to protect, indemnify and save harmless, the Note Insurer and its officers, directors, shareholders, employees, agents and each person, if any, who controls the Note Insurer within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act (the “Ambac Indemnified Parties”) from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) or obligations whatsoever paid by the Ambac Indemnified Parties (herein collectively referred to as “Liabilities”) of any nature (but excluding lost profits and other consequential damages) arising out of or relating to the transactions contemplated by the Transaction Documents by reason of:

(i) any act or omission of any COAF Company in connection with the offering, issuance, sale or delivery of the Notes other than by reason of false or misleading Note Insurer Information or Underwriter Information;

(ii) any untrue statement or alleged untrue statement of a material fact contained in any of the Capital One Information or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iii) the misfeasance or malfeasance of, or negligence or theft committed by, any director, officer, employee or agent of any COAF Company;

(iv) the violation by any COAF Company of any federal or state securities, banking or antitrust laws, rules or regulations in connection with the issuance, offer and sale of the Notes or the transactions contemplated by the Transaction Documents;

(v) the violation by any COAF Company of any federal or state laws, rules or regulations relating to the Transaction or the origination of the Receivables, including, without limitation, any consumer protection, lending and disclosure laws or any laws with respect to the maximum amount of interest permitted to be received on account of any loan of money or with respect to the Receivables;

(vi) the breach by the Servicer, the Issuer or COAF of any of its obligations under this Insurance Agreement or any of the other Transaction Documents (other than breaches under Section 3.2 of the Purchase Agreement or Sections 2.2, 3.2, 3.3, 3.4 or 3.5 of the Sale and Servicing Agreement); and

(vii) the breach by the Servicer, the Issuer or COAF of any representation or warranty on the part of the Servicer, the Issuer or COAF contained in this Insurance Agreement or any of the other Transaction Documents or in any certificate or report furnished or delivered to the Note Insurer thereunder other than any breach for which the remedy under the Transaction Documents is the repurchase of a Receivable, provided that such Receivable has been repurchased in accordance with the Transaction Documents.

In addition, the Servicer will pay any and all taxes levied or assessed upon the Issuer or upon all or any part of the Trust Estate.

This indemnity provision shall survive the termination of this Insurance Agreement and shall survive until the statute of limitations has run on any causes of action which arise from one of these reasons and until all suits filed as a result thereof have been finally concluded.

(b) In addition to any and all rights of indemnification or any other rights of the Servicer, the Seller, the Issuer and COAF pursuant hereto or under law or equity, the Note Insurer agrees to pay, and to protect, indemnify and save harmless, the Servicer, the Seller, the Issuer and COAF and their respective officers, directors, shareholders, employees, agents and each person, if any, who controls the Servicer, the Seller, the Issuer or COAF within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act (the “Capital One Indemnified Parties”) from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) or obligations whatsoever paid by the Capital One Indemnified Parties (herein collectively referred to as “Liabilities”) of any nature arising out of or relating to the transactions contemplated by the Transaction Documents by reason of:

(i) any untrue statement or alleged untrue statement of a material fact contained in any of the Note Insurer Information or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii) a breach of any of the representations, warranties or agreements of Ambac contained in Section 2.06 or 2.07(b) hereof; or

(iii) any failure of the Note Insurer to make a payment required to be made under the Policies.

(c) In addition to any and all rights of indemnification or any rights of the Servicer, the Seller, the Issuer and COAF pursuant hereto or under law or equity, the Note Insurer agrees to pay, and to protect, indemnify and save harmless, the Capital

One Indemnified Parties from and against, any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or expenses (including reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) of any nature arising out of or by reason of: (i) any untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein in light of the circumstances in which they were made not misleading contained in the consolidated financial statements of Ambac Assurance Corporation and incorporated by reference into the Exchange Act Reports pursuant to Section 4.08 of this Agreement; or (ii) subject to the limitations on liability set forth in Section 4.08 of this Agreement, any failure of the Note Insurer to comply with its obligations under Section 4.08 of this Agreement.

(d) Any party which proposes to assert the right to be indemnified under this Section 3.04 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the indemnifying party under this Section 3.04(c), notify the indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In case any action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action the defense of which is assumed by the indemnifying party in accordance with the terms of this subsection (c), but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of counsel by such indemnified party has been authorized by the indemnifying party. The indemnifying party shall not be liable for any settlement of any action or claim effected without its consent.

Section 3.05. Payment Procedure. In the event of any payment by the Note Insurer, the Indenture Trustee and the Servicer agree to accept the voucher or other evidence of payment as prima facie evidence of the propriety thereof and the liability therefor to the Note Insurer. All payments to be made to the Note Insurer under this Insurance Agreement shall be made to the Note Insurer in lawful currency of the United States of America in immediately available funds at the notice address for the Note Insurer as specified in the Indenture on the date when due or as the Note Insurer shall otherwise direct by written notice to the other parties hereto. In the event that the date of any payment to the Note Insurer or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date. Payments to be made to the Note Insurer under this Insurance Agreement shall bear interest at the Late Payment Rate from the date when due to the date paid.

Section 3.06. Subrogation. The parties hereto acknowledge that, to the extent of any payment made by the Note Insurer pursuant to the Policies, the Note Insurer shall be fully subrogated to the extent of such payment plus interest thereon at the Late Payment Rate, to the rights of the Noteholders to any moneys paid or payable in respect of the Notes under the Transaction Documents or otherwise subject to applicable law. The parties hereto agree to such subrogation and further agree to execute such instruments and to take such actions as, in the sole and reasonable judgment of the Note Insurer, are necessary to evidence such subrogation and to perfect the rights of the Note Insurer to receive any such moneys paid or payable in respect of the Notes, under the Transaction Documents or otherwise.

Section 3.07. Reimbursement. The parties hereto acknowledge that, to the extent of any payment made by the Note Insurer pursuant to the Policies, the Note Insurer has the right to be reimbursed such amounts plus interest thereon at the Late Payment Rate, pursuant to the Indenture, and in accordance with the priorities set forth in Section 4.4(a) of the Sale and Servicing Agreement and in accordance with the priorities set forth therein for reimbursement of the Note Insurer.

ARTICLE IV

FURTHER AGREEMENTS

Section 4.01. Effective Date; Term of the Insurance Agreement. This Insurance Agreement shall take effect on the Date of Issuance and shall remain in effect until the later of (a) such time as the Note Insurer is no longer subject to a claim under the Policies and the Policies shall have been surrendered to the Note Insurer for cancellation and (b) all amounts payable to the Note Insurer by any COAF Company or from any other source under the Transaction Documents and all amounts payable under the Class A Notes have been paid in full; provided, however, that the provisions of Sections 3.03 and 3.04 hereof shall survive any termination of this Insurance Agreement.

Section 4.02. Further Assurances and Corrective Instruments.

(a) Excepting at such times as a default in payment under the Policies shall exist or shall have occurred, none of the COAF Companies or the Indenture Trustee shall grant any waiver of rights under any of the Transaction Documents to which any of them is a party without the prior written consent of the Note Insurer, and any such waiver without the written consent of the Note Insurer shall be null and void and of no force or effect.

(b) To the extent permitted by law, the COAF Companies agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Note Insurer may reasonably request and as may be required in the Note Insurer’s reasonable judgment to effectuate the intention of or facilitate the performance of this Insurance Agreement.

Section 4.03. Obligations Absolute.

(a) The obligations of the COAF Companies hereunder shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement under all circumstances irrespective of:

(i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Transaction Documents, the Class A Notes or either Policy;

(ii) any exchange or release of any other obligations hereunder;

(iii) the existence of any claim, setoff, defense, reduction, abatement or other right that any of the COAF Companies may have at any time against the Note Insurer or any other Person;

(iv) any document presented in connection with the Policies proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) any payment by the Note Insurer under the Policies against presentation of a certificate or other document that does not strictly comply with terms of the Policies;

(vi) any failure of any of the COAF Companies to receive the proceeds from the sale of the Notes;

(vii) any Bankruptcy Event with respect to any COAF Company; and

(viii) any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, such party in respect of any Transaction Document.

(b) Each of the COAF Companies and any and all others who are now or may become liable for all or part of the obligations of any of the COAF Companies under this Insurance Agreement agree to be bound by this Insurance Agreement and (i) to the extent permitted by law, waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Transaction Document or by any extension or renewal thereof; (ii) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Transaction Documents; (iv) waive all rights of abatement, diminution, postponement or deduction, or any defense other than payment, or to any right of setoff or recoupment arising out of any breach under any of the Transaction Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to any of the COAF Companies; (v) agree that its liabilities hereunder shall, except as otherwise expressly provided in this Section 4.03, be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof; (vi) agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event; (vii) consent to any and all extensions of time that may be granted by the Note Insurer with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and (viii) consent to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c) Nothing herein shall be construed as prohibiting any COAF Company from pursuing any rights or remedies it may have against any other Person in a separate legal proceeding.

Section 4.04. Assignments; Reinsurance; Third-party Rights.

(a) This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No COAF Company may assign its rights under this Insurance Agreement, or delegate any of its duties hereunder, without the prior written consent of the Note Insurer.

(b) The Note Insurer shall have the right to give participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policies upon such terms and conditions as the Note Insurer may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve the Note Insurer of any of its obligations hereunder or under the Policies.

(c) In addition, the Note Insurer shall be entitled to assign or pledge to any bank or other lender providing liquidity or credit with respect to the Transaction or the obligations of the Note Insurer in connection therewith any rights of the Note Insurer under the Transaction Documents or with respect to any real or personal property or other interests pledged to the Note Insurer, or in which the Note Insurer has a security interest, in connection with the Transaction.

(d) Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Owner, other than the Note Insurer against any COAF Company, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. Neither the Indenture Trustee, the Issuer nor any Owner shall have any right to payment from any Premiums paid or payable hereunder or under the Transaction Documents or from any other amounts paid by any COAF Company pursuant to Section 3.02, 3.03 or 3.04 hereof.

Section 4.05. Liability of the Note Insurer. Neither the Note Insurer nor any of its officers, directors or employees shall be liable or responsible for (a) the use that may be made of the Policies by the Indenture Trustee, or the Swap Counterparty, as applicable, or for any acts or omissions of the Indenture Trustee in connection therewith; or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to the Note Insurer in connection with any claim under the Policies, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Note Insurer shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Note Insurer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 4.06. Nonpetition Covenant. Each party hereto agrees that, prior to the date which is one year and one day after payment in full of all obligations of each Bankruptcy Remote Party in respect of all securities issued by any Bankruptcy Remote Party involved in this Transaction (a) such party shall not authorize such Bankruptcy Remote Party to commence a voluntary winding-up or other voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to such Bankruptcy Remote Party or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect in any jurisdiction or seeking the appointment of an administrator, a trustee, receiver, liquidator, custodian or other similar official with respect to such Bankruptcy Remote Party or any substantial part of its property or to consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against such Bankruptcy Remote Party, or to make a general assignment for the benefit of, its creditors generally, any party hereto or any other creditor of such Bankruptcy Remote Party, and (b) of the parties hereto shall commence or join with any other Person in commencing any proceeding against such Bankruptcy Remote Party under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction. This Section shall survive the termination of this Agreement.

Section 4.07. Parties To Join in Enforcement Action.

(a) To the extent necessary to enforce any right of the Note Insurer in or remedy of the Note Insurer under any Receivable or related asset, the Issuer and each COAF Company agree to join in any action initiated by the Indenture Trustee or the Note Insurer and the Indenture Trustee agrees to join in any action initiated by the Note Insurer for the protection of such right or exercise of such remedy.

(b) In the event of any court proceeding (x) with respect to which a COAF Company is a party (including, without limitation, an insolvency or bankruptcy proceeding in respect of any COAF Company) which affects the Trust Estate, the Policies or the obligations of the Note Insurer under the Transaction Documents, and (y) with respect to which such COAF Company fails to defend or answer, the Note Insurer shall have the right to direct, assume or otherwise participate in the defense thereof. In such event, the Note Insurer shall, following written notice to the Indenture Trustee, have the exclusive-right to determine, in its sole discretion, the actions necessary to preserve and protect the Trust Estate. All costs and expenses of the Note Insurer in connection with such action, proceeding or investigation, (including, without limitation, any judgment or settlement entered into or paid by the Note Insurer), shall be included in the Reimbursement Obligations.

(c) The Indenture Trustee shall cooperate with, and take such action as directed by, the Note Insurer, including (without limitation) entering into such agreements and settlements as the Note Insurer in its sole discretion shall direct with respect to such court proceeding. The Indenture Trustee shall not be liable to the Note Insurer for any such action that conforms to the direction of the Note Insurer. The Indenture Trustee’s reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) with respect to any such action shall be reimbursed pursuant to the Indenture in accordance with the priorities set forth in Section 4.4(a) of the Sale and Servicing Agreement; provided, however, that if such costs and expenses are not so reimbursed on the Payment Date immediately following the date incurred, then the Note Insurer shall reimburse the Indenture Trustee for such costs and expenses within 60 days of such nonpayment.

(d) The Indenture Trustee hereby agrees to provide to the Note Insurer prompt written notice of any action, proceeding or investigation that names the Owner Trustee or the Issuer as a party or that could adversely affect the Trust Estate or the rights or obligations of the Note Insurer hereunder or under the Policies or the other Transaction Documents, including (without limitation) any insolvency or bankruptcy proceeding in respect of the Servicer, COAF, the Seller or any affiliate thereof.

(e) Notwithstanding anything contained herein or in any of the other Transaction Documents to the contrary, the Indenture Trustee shall not, without the Note Insurer’s prior written consent or unless directed by the Note Insurer, undertake or join any litigation or agree to any settlement of any action, proceeding or investigation affecting the Owner Trustee, the Issuer or the Trust Estate or the rights or obligations of the Note Insurer hereunder or under the Policies or the other Transaction Documents.

Section 4.08 Regulation AB Reports. The Note Insurer agrees that (i) the Note Insurer Financial Information containing the financial information required by Item 1114(b)(2) of Regulation AB included in documents filed by Ambac Financial Group, Inc. with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (the “Ambac Exchange Act Reports”), may be incorporated by reference by the Seller or the Issuer into the Prospectus or any Exchange Act Report to the extent required under Regulation AB or Item 7 on Form 10-D, (ii) only until the Seller and the Issuer would become eligible to suspend filing of periodic reports, assuming their compliance in good faith with the covenant in Section 2.02(o) hereof, Ambac Exchange Act Reports will continue to be filed (even if not required to be filed) and such Ambac Exchange Act Reports will (or during the continuance of a Positive Guidance Condition (as defined below), use its best efforts to) be filed on a timely basis (it being acknowledged that any such filings so made pursuant to any extensions granted by the Commission or otherwise in accordance with the Securities Act and the Rules and Regulations thereunder will be considered filed “timely”) and, (iii) on not less than five (5) Business Days’ notice, it will use commercially reasonable efforts to cause its accountants, if required by the Seller or the Issuer in order to comply with the Securities Exchange Act, to issue their consent to the incorporation by reference of any Ambac Exchange Act Report into the Prospectus or any Exchange Act Report; provided, however, that the Note Insurer’s liability, in the case of a breach of this Section 4.08, will be limited to (a) the actual damages incurred by the Sponsor and the Seller (or the Capital One Indemnified Parties in the case of the indemnity provided in Section 3.04(c)(ii) of this Agreement), and (b) lost profits and other consequential damages, in each case as a direct result of a determination by the Commission that the Seller is no longer eligible to file registration statements on Form S-3, such determination being based solely on the Note Insurer’s breach of this Section 4.08, and the Note Insurer’s liability for the damages described in clause (b) above shall in no event exceed as of any date the sum of (x) the aggregate amount of premium received by the Note Insurer in connection with the transactions described by this Agreement as of such date and (y) as of such date and without duplication of (x) above the aggregate amount of premium expected to be received by the Note Insurer assuming that the Loans pay down using a 1.7% ABS prepayment speed (as described in the Prospectus Supplement) and further assuming that the clean up call is exercised by the Servicer at its earliest opportunity. It is understood and agreed that, to the extent any consent letter of the Note Insurer’s accountants is required by the Seller or the Issuer in connection with such filing, the fees and expenses payable in respect thereof shall be paid by the Servicer upon demand.

As used in this Section 4.08, the term “Positive Guidance Condition” means that either (a) the Commission has not issued any Interpretive Guidance or (b) the Commission has issued Interpretive Guidance and the Note Insurer has delivered an Opinion of Counsel addressed to COAF, the Seller and the Issuer in form and substance satisfactory to COAF, the Seller, the Issuer and their counsel, to the effect that under the Interpretive Guidance, the failure of a credit enhancement provider to timely file or deliver financial information under Item 1114(b)(2) of Regulation AB would not constitute a breach by COAF, the Seller or the Issuer of its obligations under Item 1114(b)(2) of Regulation AB or Form 10-D and would not cause COAF, the Seller or the Issuer to fail to satisfy the eligibility requirements for the use of Form S-3 as described in General Instruction I to Form S-3. The term “Interpretive Guidance” means any release, no-action letter, telephone interpretation or other publicly available guidance issued by the Commission which addresses the issue of a sponsor’s, depositor’s or issuing entity’s responsibility for the timely delivery of financial information under Item 1114(b)(2) of Regulation AB. The term “Opinion of Counsel” means the opinion of Dewey Ballantine LLP or another nationally recognized securitization counsel to Ambac reasonably acceptable to COAF.

ARTICLE V

DEFAULTS; REMEDIES

Section 5.01. Defaults. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) An Insurance Agreement Event of Default shall occur and be continuing;

(b) (i) Any COAF Company shall fail to pay when due any amount payable by such COAF Company hereunder and such failure has continued for a period of at least five (5) Business Days upon receipt of notice by the applicable COAF Company from the Note Insurer, or if specified in the applicable Transaction Document, the applicable grace period set forth therein, or (ii) a legislative body has enacted any law that declares or a court of competent jurisdiction shall find or rule that any of the Transaction Documents are not valid and binding on any COAF Company;

(c) A decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against any COAF Company and such decree or order shall have remained in force undischarged or unstayed for a period of 90 consecutive days;

(d) Any COAF Company shall consent to the appointment of a conservator or receiver or liquidator or other similar official in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to any COAF Company or of or relating to all or substantially all of the property of any of them; or

(e) Any COAF Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of or otherwise voluntarily commence a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

Section 5.02. Remedies; No Remedy Exclusive.

(a) Upon the occurrence of an Event of Default, the Note Insurer may exercise any one or more of the rights and remedies set forth below:

(i) declare all indebtedness of every type or description then owed by any COAF Company to the Note Insurer pursuant to the Transaction Documents to be immediately due and payable, and the same shall thereupon be immediately due and payable provided, however, that any such payment by the Seller or the Issuer shall be paid in accordance with Section 4.4 of the Sale and Servicing Agreement or Section 5.4 of the Indenture, as applicable;

(ii) exercise any rights and remedies under the Transaction Documents in accordance with the terms of the Transaction Documents or direct the Indenture Trustee to exercise such remedies in accordance with the terms of the Transaction Documents; or

(iii) take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due under this Insurance Agreement or the Transaction Documents or to enforce performance and observance of any obligation, agreement or covenant of any COAF Company under this Insurance Agreement or the Transaction Documents.

(b) Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Insurance Agreement, the Transaction Documents or existing at law or in equity. No delay or omission to exercise any right or power accruing under this Insurance Agreement or the Transaction Documents upon the happening of any event set forth in Section 5.01 hereof shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Note Insurer to exercise any remedy reserved to the Note Insurer in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article.

(c) Each party to this Insurance Agreement hereby agrees that, in addition to any other rights or remedies existing in its favor, it shall be entitled to specific performance and/or injunctive relief in order to enforce any of its rights or any obligation owed to it under the Transaction Documents.

Section 5.03. Waivers.

(a) No failure by the Note Insurer to exercise, and no delay by the Note Insurer in exercising, any right hereunder shall operate as a waiver thereof. The exercise by the Note Insurer of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Note Insurer are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

(b) The Note Insurer shall have the right, to be exercised in its complete discretion, to waive any Event of Default hereunder, by a writing setting forth the terms, conditions and extent of such waiver signed by the Note Insurer and delivered to the Servicer. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Event of Default so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Amendments, Etc. This Insurance Agreement may be amended, modified or terminated only by written instrument or written instruments signed by the parties hereto. The Servicer agrees to promptly provide a copy of any amendment to this Insurance Agreement to the Indenture Trustee and the Rating Agencies. No act or course of dealing shall be deemed to constitute an amendment, modification or termination hereof.

Section 6.02. Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered or telecopied to the recipient as follows:

(a)	To the Note Insurer:

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
	Attention:	Structured Finance Department- ABS
	Facsimile:	(212) 208-3547
	Confirmation:	(212) 668-0340
Michael Babick
Vice President
Telephone: (212) 208-3407
Facsimile: (212) 363-1459

(b)	To the Servicer:

Capital One Auto Finance, Inc.
1680 Capital One Drive
McLean, Virginia 22102
Attention: Director of Auto Securitization
Facsimile: (703) 720-2121
Confirmation: (703)-720-1000

With a copy to Legal Department
Facsimile: (703) 720-2121
Confirmation: (703) 875-1000

(c)	To COAF:

Capital One Auto Finance, Inc.
1680 Capital One Drive
McLean, Virginia 22102
Attention: Director of Auto Securitization
Facsimile: (703) 720-2121 Confirmation: (703)-720-1000

With a copy to Legal Department
Facsimile: (703) 720-2121
Confirmation: (703)-720-1000

(d)	To the Seller:

Capital One Auto Receivables, LLC
140 E. Shore Drive Room 1052-D Glen Allen, Virginia 22102
Attention: Capital Markets Facsimile: (804) 290-6666 Confirmation: (804)-290-6736

With a copy to Legal Department
Facsimile: (703) 720-2121
Confirmation: (703)-720-1000

(e)		To the Indenture Trustee:

The Bank of New York
101 Barclay Street 4 West New York, New York 10286
Attention: Corporate Trust Administration-Capital One Auto Finance 2007-A Facsimile: (212) 815-8093 Confirmation: (212) 815-8176

(f)		To the Issuer:

Capital One Auto Finance Trust 2007-A
c/o Wilmington Trust Company 1100 North Market Street Wilmington, DE 19890
	Attention:	Corporate Trust Administration-Capital One Auto
Finance Trust 2007-A
Facsimile: (302) 636-4144
Confirmation: (302) 636-6188

(g)		To the Representatives of the Underwriters:

J.P. Morgan Securities Inc.
270 Park Avenue, Floor 10 New York, New York 10017
Attention: John Cho
Facsimile: (212) 834-6154 Confirmation: (212) 834-8005

and

Barclays Capital Inc. 200 Park Avenue 5th Floor
New York, New York 10166 Attention: Jon-Claude Zucconi Facsimile: (212) 412-6846
Confirmation: (212) 412-7646

A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt.

Section 6.03. Severability. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

Section 6.04. Governing Law. This Insurance Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.05. Consent to Jurisdiction.

(a) The parties hereto hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and to or in connection with any of the Transaction Documents or the transactions contemplated thereunder or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by taw, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

(b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(c) Nothing contained in this Insurance Agreement shall limit or affect the Note Insurer’s right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Transaction Documents against any COAF Company or its or their property in the courts of any jurisdiction.

Section 6.06. Consent of the Note Insurer. In the event that the consent of the Note Insurer is required under any of the Transaction Documents, the determination whether to grant or withhold such consent shall be made by the Note Insurer in its sole discretion without any implied duty towards any other Person, except as otherwise expressly provided therein.

Section 6.07. Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

Section 6.08. Headings. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation. Unless otherwise indicated, all references to Articles and Sections in this Insurance Agreement refer to the corresponding Articles and Sections of this Insurance Agreement.

Section 6.09. Trial by Jury Waived. Each party hereto hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with any of the Transaction Documents or any of the transactions contemplated thereunder. Each party hereto (a) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into the Transaction Documents to which it is a party by, among other things, this waiver.

Section 6.10. Limited Liability. No recourse under any Transaction Document shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Transaction Documents, the Notes or the Policies, it being expressly agreed and understood that each Transaction Document is solely a corporate obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches by any party hereto of any obligations under any Transaction Document is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

Section 6.11. Entire Agreement. This Insurance Agreement and the Policies set forth the entire agreement between the parties with respect to the subject matter thereof, and this Insurance Agreement supersedes and replaces any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

Section 6.12. Limitation of Liability. It is expressly understood and agreed by and among the parties hereto (i) that this Insurance Agreement is executed and delivered by Wilmington Trust Company, not in its individual capacity but solely as Owner

Trustee under the Amended and Restated Trust Agreement dated as of February 15, 2007 with Capital One Auto Receivables, LLC (the “Trust Agreement”) in the exercise of the power and authority conferred and vested in it as such Owner Trustee, (ii) each of the representations, undertakings and agreements made herein by the Issuer are not personal representations, undertakings and agreements of Wilmington Trust Company, but are binding only on the Issuer, (iii) nothing contained herein shall be construed as creating any liability on Wilmington Trust Company, individual or personally, to perform any covenant of the Issuer either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under any such party, and (iv) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expense of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Insurance Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

AMBAC ASSURANCE CORPORATION,
as Note Insurer

By:	/s/ Michael N. Babick
Name:	Michael N. Babick
Title:	Managing Director

CAPITAL ONE AUTO FINANCE, INC., in its individual capacity and as Servicer

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Assistant Vice President

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By:	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE TRUST 2007-A

By:	WILMINGTON TRUST COMPANY, not in its individual capacity but solely in its capacity as Owner Trustee

By:	/s/ J. Christopher Murphy
Name:	J. Christopher Murphy
Title:	Financial Services Officer

Capital One Auto Finance Trust 2007-A

Insurance Agreement Signature Page

THE BANK OF NEW YORK, not in its individual capacity but solely as Indenture Trustee

By:	/s/ Karim Rochelle
Name:	Karim Rochelle
Title:	Trust Officer

Capital One Auto Finance Trust 2007-A

Insurance Agreement Signature Page